Exhibit 19.1

ARDELYX, INC.
INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES
(As amended on February 18, 2025)

Section I	Summary	page 1
Section II	Persons covered and administration of policy	page 1
Section III	Policy statement	page 2
Section IV	Blackout periods	page 3
Section V	Preclearance of trades	page 3
Section VI	Exempt transactions	page 4
Section VII	Material non-public information	page 5
Section VIII	Post-termination and prohibited transactions	page 6
Section IX	Rule 10b5-1 trading plans	page 7
Section X	Interpretation, amendment, and implementation of this policy	page 8
Section XI	Review and acknowledgement of this policy	page 8
I.        SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Ardelyx, Inc. (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security (e.g., stock) while in possession of “inside information” relating to the security. “Inside information” is information that is both “material” and “non-public.” Insider trading violates several laws, including civil and criminal laws. This Insider Trading Compliance Policy (this “Policy”) is designed to facilitate compliance with those laws. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
II.        PERSONS COVERED AND ADMINISTRATION OF POLICY
This Policy applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account.
The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants, listed under “Applicable Contractors and Consultants” (if any) on Schedule A or any other consultant otherwise designated as such by written notice from the Company’s Chief Legal Officer, together with members of their households and any other person designated above as being subject to this Policy and by the Company’s Chief Legal Officer are referred to collectively as “Covered Persons.”
Questions regarding this Policy should be directed to the Company’s Chief Legal Officer, who is responsible for the administration of this Policy.
III.        POLICY STATEMENT
Unless otherwise permitted by this Policy, no Covered Person shall:
•purchase, sell, gift, or otherwise transfer any type of security of the Company while in possession of material nonpublic information about the Company;
•purchase, sell, gift, or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while in possession of material nonpublic information obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);
•directly or indirectly communicate (or “tip”) material nonpublic information to anyone outside the Company unless in accordance with Company policy regarding confidential information; or
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.
For this purpose:
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Chief Legal Officer prior to considering a transaction in Company securities.
IV.        BLACKOUT PERIODS
Quarterly Blackout Periods
The Chief Legal Officer will designate a list of persons on Schedule B, as it may be revised by the Chief Legal Officer, or his or her designee, in each of his or her reasonable discretion, who (together with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this Policy.
The quarterly blackout period:
•begins on the tenth (10th) calendar day before the end of any fiscal quarter of the Company and
•ends one full trading day after the public release of earnings data for such fiscal quarter.
For the purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Legal Officer.
Additional Blackout Periods
From time to time, the Chief Legal Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose to others that an additional blackout period is in effect.
V.        PRECLEARANCE OF TRADES
All transactions in the Company's securities (including without limitation, acquisitions and dispositions of Company stock, the “cashless exercise” of stock options and the sale of Company stock issued upon exercise of stock options) by all directors and officers and those employees and consultants (if any) listed on Schedule C, as it may be revised by the Chief Legal Officer, or his or her designee, in each of his or her reasonable discretion (together with their controlled entities and household members, each, a “Preclearance Person”) must be precleared by the Chief Legal Officer, or his or her designee, by emailing preclearance@ardelyx.com.
A request for pre-clearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must confirm in writing that he or she is not aware of material nonpublic information about the Company. The Chief Legal Officer, or his or her designee, shall have sole discretion to decide whether to clear any contemplated transaction. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law and preclearance does not relieve anyone of their responsibility under SEC rules. None of the Company, the Chief Legal Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
VI.        EXEMPT TRANSACTIONS
The prohibitions set forth in Section IV and Section V do not apply to:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company, or the surrender to or withholding by the Company of the Company’s securities (e.g., to cover withholding obligations upon the vesting or settlement of equity-based awards);
•exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (note that the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•initial elections to participate in the Company’s Employee Stock Purchase Plan (“ESPP”), subsequent elections to change the contribution amount under the ESPP, or purchases made pursuant to and in accordance with the ESPP;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
•purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with Exchange Act Rule 10b5-1 (“Rule 10b5-1”) and which plan (i) was precleared in advance pursuant to this Policy and (ii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section IX below.
Exceptions to the blackout period policy may be approved by the Chief Legal Officer or, in the case of exceptions for directors, the Audit Committee of the Board of Directors.
VII.        MATERIAL NON-PUBLIC INFORMATION
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen— could be deemed material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•communications sent to or received from the U.S. Food and Drug Administration;
•possible mergers, acquisitions, tender offers or dispositions;
•major new products or product developments;
•important business developments such as developments regarding strategic collaborations;
•management or control changes;
•significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the Securities and Exchange Commission (“SEC”) or a Regulation FD compliant conference call. The Chief Legal Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, one should allow one full trading day following release of information to the public, as a reasonable waiting period before such information is deemed to be public.
VIII.        POST-TERMINATION AND PROHIBITED TRANSACTIONS
A.        Post-Termination Transactions
If an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.
B.        Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities:
1. Short Sales
Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company's 10% stockholders) from making short sales of the Company's equity securities.
2.Options
Transactions in puts, calls, or other derivative securities involving covered equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material non-public information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
3.Hedging Transactions
Hedging transactions involving covered securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.
4.Margin Accounts and Pledging
Individuals are prohibited from pledging covered securities as collateral for a loan, purchasing covered securities on margin (i.e., borrowing money to purchase the securities), or placing covered securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Company's Chief Legal Officer.
IX.        RULE 10b5-1 TRADING PLANS
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions”, do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:
•has been submitted to and pre-approved by the Company’s Chief Legal Officer or Chief Financial Officer, or such other person as the Company’s Board of Directors may designate from time to time at least 30 days before the commencement of any transactions under the Trading Plan;
•includes a “Cooling Off Period” for:
◦Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
◦employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (i) not aware of any material non-public information about the Company or its securities; and (ii) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (i) specifies the amounts, prices, and dates of all transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Chief Legal Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Chief Legal Officer deems necessary or advisable.
Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Chief Legal Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material non-public information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Chief Legal Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Chief Legal Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Chief Legal Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
X.        INTERPRETATION, AMENDMENT, AND IMPLEMENTATION OF THIS POLICY
The Chief Legal Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Chief Legal Officer, may include amendments to or departures from the terms of this Policy to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Chief Legal Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
XI.        REVIEW AND ACKNOWLEDGMENT OF THIS POLICY
Each Covered Person that is employed by the Company is required to review this Policy and acknowledge such review and understanding of this Policy through ComplianceWire upon commencement of their employment with the Company and annually thereafter.

SCHEDULE A
APPLICABLE CONTRACTORS AND CONSULTANTS
[intentionally omitted]

SCHEDULE B
INDIVIDUALS SUBJECT TO QUARTERLY BLACKOUT PERIODS
[intentionally omitted]

SCHEDULE C
INDIVIDUALS SUBJECT TO PRECLEARANCE REQUIREMENT
[intentionally omitted]